Exhibit 99.1

                                      News Release

Sanchez Production Partners Increases
Distribution on Common Units;

Announces Distributions on Class B Preferred Units

HOUSTON--(GLOBE NEWSWIRE)--Oct. 31, 2016--Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP” or the “Partnership”) has declared a third quarter 2016 cash distribution on its common units of $0.4246 per unit ($1.6984 per unit annualized), which represents the fourth consecutive 1.5 percent increase since the Partnership’s third quarter 2015 cash distribution on common units for a 6.1 percent annualized rate of increase.

The Partnership has also declared a third quarter 2016 cash distribution of $0.45 per unit on its Class B preferred units.

The distributions are payable on Nov. 30, 2016 to holders of record on Nov. 10, 2016.

About the Partnership

Sanchez Production Partners LP (NYSE MKT: SPP) is a publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and production assets in North America.  The Partnership owns an oil and natural gas gathering and processing system located in the Eagle Ford Shale in Dimmit, Webb and La Salle Counties, Texas.  The Partnership also currently owns producing reserves in the Eagle Ford Shale in South Texas, the Gulf Coast region of Texas and Louisiana, and across several basins in Oklahoma and Kansas.  The

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Partnership previously announced and continues to explore the possible divestiture of its remaining assets and operations in Oklahoma and Kansas.

Additional Information

Additional information about SPP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezpp.com).

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of SPP’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, SPP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Forward-Looking Statements

This press release contains statements that are considered forward–looking statements.  All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  These statements are subject to a number of risks, uncertainties and other factors, many of which are beyond our control.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our U.S. Securities and Exchange Commission filings and elsewhere in those filings.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

Sanchez Production Partners GP LLC

(877) 847-0009

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